Exhibit 99

Dollar General Corporation Reports First Quarter 2009 Financial Results

~Company Reports Net Income of $83.0 Million versus $5.9 Million Last Year~
~Same-Store Sales Increase 13.3%~
~Gross Margin Expands 193 Basis Points to 30.8%~
~SG&A as a Percentage of Sales Decreases 154 Basis Points~
~Adjusted EBITDA Increases 59% to $291.0 Million~

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--June 2, 2009--Dollar General Corporation today announced financial results for the first quarter (13 weeks) ended May 1, 2009.

Sales increased 15.7 percent to $2.78 billion in the 2009 first quarter compared to $2.40 billion in the 2008 first quarter. Same-store sales increased 13.3 percent for the quarter, on top of a 5.4 percent increase in the 2008 first quarter. Customer traffic and average transaction both contributed to the same-store sales increase in the 2009 quarter.

Gross profit for the 2009 first quarter increased 23.4 percent to $855.4 million, and the gross profit rate expanded to 30.8 percent of sales from 28.8 percent in the prior year period, an increase of 193 basis points. Gross profit rate expansion was driven by higher average markups that resulted from the Company’s efforts to reduce merchandise costs and improve the merchandise mix; lower transportation and distribution costs as a result of lower fuel costs and improved distribution efficiencies; and continued reduction of inventory shrink.

Selling, general and administrative expenses (“SG&A”) as a percentage of sales decreased 154 basis points to 22.7 percent in the 2009 quarter from 24.2 percent in the 2008 quarter, primarily reflecting leverage on payroll and occupancy costs due to the impact of significant sales increases. In addition, workers’ compensation costs and general liability insurance expense decreased as a result of the Company’s ongoing efforts to reduce costs.

The Company’s operating profit increased 102.8 percent to $224.9 million, or 8.1 percent of sales, in the 2009 first quarter compared to $110.9 million, or 4.6 percent of sales, in the 2008 first quarter.

Interest expense decreased $11.6 million, or 11.5 percent, to $89.2 million in the 2009 first quarter from $100.9 million in the 2008 first quarter, primarily as the result of lower interest rates on the Company’s variable rate obligations, as well as lower outstanding long-term obligations.

Net income increased to $83.0 million in the 2009 quarter compared to $5.9 million in the 2008 quarter. Adjusted EBITDA, as calculated in the attached schedule and computed in accordance with the Company’s senior secured credit agreements, increased 59 percent to $291.0 million in the 2009 first quarter from $182.7 million in the 2008 first quarter.

“We are very pleased that the momentum that began in 2008 has continued to build in 2009, enabling us to report a very strong start to the year, with strong same-store sales growth, gross margin expansion, and SG&A leverage,” said Rick Dreiling, Chairman and Chief Executive Officer. “Customers are responding positively to the changes we are making in our stores as well as to our continued commitment to providing convenience and great value. Importantly, our loyal customers are shopping with us more often, and we believe that we are also attracting new customers.”

Merchandise Inventories

At May 1, 2009, total merchandise inventories, at cost, were $1.45 billion compared to $1.32 billion as of May 2, 2008, an increase of approximately 10 percent in total and 8 percent on an average per-store basis, substantially lower than the Company’s increase in sales. Inventory turns, on a rolling four quarter basis, were 5.2 times for the period ended May 1, 2009, compared to 5.0 times for the prior year period.

Long-Term Obligations

At May 1, 2009, the Company had outstanding long-term obligations, including the current portion, of $4.14 billion, with no borrowings outstanding under its asset-based revolving credit facility. The ratio of long-term obligations to Adjusted EBITDA, based on Adjusted EBITDA of $1,022.2 million for the most recent four quarters, as calculated in the attached table, decreased to 4.0 to 1 as of May 1, 2009 from 5.8 to 1 as of May 2, 2008. At May 1, 2009, the ratio of long-term obligations, net of cash, to Adjusted EBITDA was 3.6 to 1. At May 1, 2009, the senior secured incurrence test, as defined in the senior secured credit agreements, was 1.8 to 1.

Company Outlook

The Company remains committed to continuing its focus on productive sales growth, increasing gross margins, leveraging process improvements and information technology to reduce costs, and strengthening and expanding Dollar General's culture of serving others. The Company continues to expect capital expenditures for the 2009 fiscal year to be approximately $250 million to $275 million, primarily related to improvements in existing stores as well as the planned opening of approximately 450 new stores and 400 remodels or relocations. Through May 1, the Company opened 104 new stores, remodeled or relocated 100 and closed 4 stores in fiscal 2009.

Mr. Dreiling concluded, “I continue to have confidence that Dollar General’s business model is resilient. As always, we remain focused on helping our customers make the most of their time and money, and we plan to continue to listen and adapt to their needs and desires throughout this difficult economic time.”

Non-GAAP Disclosure

Certain information provided in this press release, including the accompanying tables, or to be discussed during the conference call, has not been derived in accordance with generally accepted accounting principles (“GAAP”), including EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EBITDA (computed in accordance with the Company’s senior secured credit agreements). Reconciliations of EBITDA and Adjusted EBITDA to net income and the calculations of the senior secured incurrence test (as defined in the credit agreements), the ratio of long-term obligations to Adjusted EBITDA, and the ratio of long-term obligations, net of cash, to Adjusted EBITDA are provided in the accompanying tables.

The Company believes that the presentation of EBITDA and Adjusted EBITDA is appropriate to provide additional information about the calculation of the senior secured incurrence test, a material financial ratio in the Company’s credit agreements. Adjusted EBITDA is a material component of that ratio. In addition, the Company’s liquidity needs are significant, primarily due to debt service and other obligations. Management believes that the ratio of long-term obligations to Adjusted EBITDA, and the ratio of long-term obligations, net of cash, to Adjusted EBITDA are indicators of the Company’s ability to meet these liquidity needs.

EBITDA and Adjusted EBITDA are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as an alternative to net income, operating income, cash flows from operations or any other performance measures determined in accordance with GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments, debt service requirements and replacement of fixed assets. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP. Likewise, the ratio of long-term obligations to Adjusted EBITDA, and the ratio of long-term obligations, net of cash, to Adjusted EBITDA should not be considered a substitute for any of the ratios referenced in the Company’s credit agreements or any ratio computed in accordance with GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

For more discussion regarding the financial ratios in the Company’s credit agreements, the reasons management believes EBITDA and Adjusted EBITDA are useful to investors, and the limitations of these non-GAAP measures, please see the Company’s periodic filings with the SEC, including the Company’s annual report on Form 10-K for the year ended January 30, 2009, filed with the SEC on March 24, 2009, and any more recent quarterly reports on Form 10-Q the Company may have filed with the SEC.

Conference Call Information

The Company will hold a conference call on Tuesday, June 2, 2009 at 9:00 a.m. CDT/10:00 a.m. EDT, hosted by Rick Dreiling, Chairman and Chief Executive Officer, and David Tehle, Chief Financial Officer. If you wish to participate, please call (866) 710-0179 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is “Dollar General.” The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Tuesday, June 16, 2009, and will be accessible online or by calling (334) 323-7226. The pass code for the replay is 15645044.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the section entitled “Company Outlook” and in the quotes provided by the Company’s CEO. These statements generally can be identified because they are not solely statements of historical fact or they use words such as “plan,” “remain focused,” “expect,” “committed,” “believe,” “anticipate,” “estimate,” “objective,” “forecast,” “goal,” “intend,” “will likely result,” or “will continue” and similar expressions. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that expressed or implied by these forward-looking statements. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Factors that may result in actual results differing from such forward-looking information include, but are not limited to, general economic conditions, the cost of goods, geopolitical events and conditions, unemployment levels, levels of consumer disposable income, consumer credit availability, inflation, consumer demand, spending patterns and debt levels, the Company’s debt levels and restrictions in the Company’s debt agreements, the Company’s level of success in executing initiatives, currency exchange fluctuations, trade restrictions, increases in costs of gasoline, diesel fuel, other energy, transportation, or utilities costs, labor, employment and health care costs, accident costs, casualty and other insurance costs, interest rate fluctuations, financial and capital market conditions, natural disasters, weather conditions, changes in or noncompliance with laws and regulations (including, but not limited to, product safety and unionization laws and regulations), developments in audits or litigation to which the Company is a party, risks and challenges in connection with sourcing merchandise from domestic and international vendors, disruptions in the Company’s supply chain or information systems, impediments to opening stores, seasonality of the Company’s business, competitive pressures, pandemic outbreaks, factors discussed in this press release, and other risks. The Company discusses certain of these factors more fully in its filings with the SEC, including its annual report on Form 10-K filed with the SEC on March 24, 2009 and any quarterly reports on Form 10-Q filed subsequently to the Form 10-K, and this release should be read in conjunction with those filings, together with all of the Company’s other filings, including current reports on Form 8-K, made with the SEC through the date of this release.

Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General is the largest discount retailer in the United States by number of stores with 8,462 neighborhood stores as of May 1, 2009, located in 35 states. Dollar General helps shoppers Save time. Save money. Every day!® by offering quality private and national branded items that are frequently used and replenished such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at everyday low prices in convenient neighborhood stores. Dollar General is among the largest retailers of top-quality products made by America’s most trusted manufacturers such as Procter & Gamble, Kimberly Clark, Unilever, Kellogg’s, General Mills, Nabisco, and Fruit of the Loom. The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	May 1,	May 2,	January 30,
	2009	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	$434,584	$115,904	$377,995
Short-term investments	-	48,571	-
Merchandise inventories	1,454,692	1,317,097	1,414,955
Income taxes receivable	3,479	33,813	6,392
Deferred income taxes	-	15,247	4,600
Prepaid expenses and other current assets	69,393	64,508	66,183
Total current assets	1,962,148	1,595,140	1,870,125
Net property and equipment	1,280,835	1,250,570	1,268,960
Goodwill	4,338,589	4,344,930	4,338,589
Intangible assets, net	1,314,425	1,359,090	1,325,558
Other assets, net	82,804	113,269	85,967
Total assets	$8,978,801	$8,662,999	$8,889,199

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$19,526	$2,830	$14,158
Accounts payable	700,438	592,071	678,421
Accrued expenses and other	332,722	356,915	375,045
Income taxes payable	28,034	2,924	7,611
Deferred income taxes	11,942	-	-
Total current liabilities	1,092,662	954,740	1,075,235
Long-term obligations	4,117,190	4,176,121	4,122,956
Deferred income taxes	554,098	490,035	556,101
Other liabilities	283,916	302,384	289,288
Total liabilities	6,047,866	5,923,280	6,043,580

Redeemable common stock	14,350	9,112	13,924

Shareholders' equity:
Preferred stock	-	-	-
Common stock	278,159	277,740	278,114
Additional paid-in capital	2,492,482	2,482,409	2,489,647
Retained earnings	186,370	1,097	103,364
Accumulated other comprehensive loss	(40,426)	(30,639)	(39,430)
Total shareholders' equity	2,916,585	2,730,607	2,831,695
Total liabilities and shareholders' equity	$8,978,801	$8,662,999	$8,889,199

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollars in thousands)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	May 1,	% of Net	May 2,	% of Net
	2009	Sales	2008	Sales
Net sales	$2,779,937	100.00%	$2,403,498	100.00%
Cost of goods sold	1,924,579	69.23%	1,710,421	71.16%
Gross profit	855,358	30.77%	693,077	28.84%
Selling, general and administrative	630,489	22.68%	582,206	24.22%
Operating profit	224,869	8.09%	110,871	4.61%
Interest income	(94)	-	(957)	(0.04)%
Interest expense	89,235	3.21%	100,871	4.20%
Other (income) expense	1,667	0.06%	298	0.01%
Income before income taxes	134,061	4.82%	10,659	0.44%
Income tax expense	51,055	1.84%	4,743	0.20%
Net income	$83,006	2.99%	$5,916	0.25%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	For the Quarter (13 Weeks) Ended
	May 1,	May 2,
	2009	2008
Cash flows from operating activities:
Net income	$83,006	$5,916
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	64,531	61,406
Deferred income taxes	15,461	(5,600)
Noncash share-based compensation	2,938	2,346
Noncash inventory adjustments	(697)	1,310
Other noncash gains and losses	1,957	219
Change in operating assets and liabilities:
Merchandise inventories	(39,040)	(29,746)
Prepaid expenses and other current assets	(3,012)	(3,545)
Accounts payable	10,578	52,860
Accrued expenses and other	(50,368)	67,897
Income taxes	23,336	(1,387)
Other	203	(115)
Net cash provided by operating activities	108,893	151,561

Cash flows from investing activities:
Purchases of property and equipment	(51,825)	(35,373)
Purchases of short-term investments	-	(9,903)
Sales of short-term investments	-	12,976
Proceeds from sale of property and equipment	152	94
Net cash used in investing activities	(51,673)	(32,206)

Cash flows from financing activities:
Issuance of common stock	620	-
Repayments of borrowings under revolving credit facility	-	(102,500)
Repayments of long-term obligations	(999)	(1,045)
Repurchases of common stock and stock options	(252)	(10)
Other financing activities	-	(105)
Net cash used in financing activities	(631)	(103,660)

Net increase in cash and cash equivalents	56,589	15,695
Cash and cash equivalents, beginning of period	377,995	100,209
Cash and cash equivalents, end of period	$434,584	$115,904

Supplemental cash flow information:
Cash paid for:
Interest	$33,782	$45,735
Income taxes	$34,944	$2,204
Supplemental schedule of noncash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$18,913	$8,620

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter (13 Weeks) Ended
	May 1, 2009	May 2, 2008	% Change
Highly consumable	$1,995,809	$1,680,895	18.7%
Seasonal	356,452	322,126	10.7%
Home products	216,883	204,493	6.1%
Basic clothing	210,793	195,984	7.6%
Net sales	$2,779,937	$2,403,498	15.7%

New Store Activity

		For the Quarter (13 Weeks) Ended
		May 1, 2009	May 2, 2008

Beginning store count		8,362	8,194
New store openings		104	73
Store closings		(4)	(2)
Net new stores		100	71
Ending store count		8,462	8,265
Total selling square footage (000's)		59,546	57,919

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES Reconciliation of Non-GAAP Financial Measures (Dollars in millions)

Reconciliation of EBITDA and Adjusted EBITDA to Net Income
	13 Weeks Ended
	Successor	Successor	Predecessor
	May 1, 2009	May 2, 2008	May 4, 2007
Net income	$83.0	$5.9	$34.9
Add (subtract):
Interest income	(0.1)	(1.0)	(2.6)
Interest expense	89.2	100.9	6.2
Depreciation and amortization	61.2	58.3	50.5
Income taxes	51.1	4.7	16.9
EBITDA	284.4	168.8	105.9
Adjustments:
Transaction and related costs	-	-	5.6
Loss on hedging instruments	0.7	0.3	-
Impact of markdowns related to inventory clearance activities, net of purchase accounting adjustments
	(3.5)	1.3	(3.9)
SG&A related to store closing and inventory clearance activities	-	-	29.3
Operating losses (cash) of stores to be closed	-	-	5.3
Monitoring and consulting fees to affiliates	1.6	2.2	-
Stock option and restricted stock unit expense	2.9	2.3	-
Indirect Merger-related costs	4.4	7.8	-
Other noncash charges (including LIFO)	0.5	-	0.7
Total Adjustments	6.6	13.9	37.0
Adjusted EBITDA	$291.0	$182.7	$142.9

	52 Weeks Ended
	Successor	(a)	Predecessor	Successor
	May 1, 2009	May 2, 2008	May 4, 2007	January 30, 2009
Net income (loss)	$185.3	$(41.8)	$123.9	$108.2
Add (subtract):
Interest income	(2.2)	(7.2)	(7.1)	(3.1)
Interest expense	380.2	357.9	33.8	391.9
Depreciation and amortization	238.0	234.2	202.3	235.1
Income taxes	132.6	(2.0)	69.7	86.2
EBITDA	933.9	541.1	422.6	818.3
Adjustments:
Transaction and related costs	-	97.0	5.6	-
(Gain) loss on debt retirement	(3.8)	1.2	-	(3.8)
Loss on hedging instruments	1.5	2.7	2.1	1.1
Contingent (gain) loss on distribution center leases	(5.0)	12.0	-	(5.0)
Impact of markdowns related to inventory clearance activities, net of purchase accounting adjustments	(28.4)	10.9	153.9	(24.9)
SG&A related to store closing and inventory clearance activities	-	24.7	62.4	-
Operating losses (cash) of stores to be closed	-	5.2	17.2	-
Hurricane-related expenses and write-offs, net of insurance proceeds	2.2	-	(7.0)	2.2
Monitoring and consulting fees to affiliates	8.0	7.0	-	8.6
Stock option and restricted stock unit expense	10.6	8.8	-	10.0
Indirect Merger-related costs	17.3	12.4	-	20.7
Litigation settlement and related costs, net	32.0	-	-	32.0
Other noncash charges (including LIFO)	53.9	0.3	1.7	54.7
Total Adjustments	88.3	182.2	235.9	95.6
Adjusted EBITDA	$1,022.2	$723.3	$658.5	$913.9

(a) As permitted under the terms of the Company's credit agreements, Adjusted EBITDA for the 52 weeks ended May 2, 2008 is calculated using the combined results of operations of the Predecessor (pre-Merger period) and Successor (post-Merger period). Net income, the most comparable GAAP measure, for the 52-week period is calculated as follows:

($ in millions)		Net income (loss)
May 5, 2007 through July 6, 2007 (Predecessor)		$(42.9)
July 7, 2007 through February 1, 2008 (fiscal year-end) (Successor)		(4.8)
February 2, 2008 through May 2, 2008 (Successor)		5.9
Net (loss) for the 52 weeks ended May 2, 2008 (Combined)		$(41.8)

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Continued)
(Dollars in millions)

Senior Secured Incurrence Test

	May 1, 2009	May 2, 2008		January 30, 2009
Senior secured debt	$2,323.5	$2,323.7		$2,324.4
Less: cash	434.6	115.9		378.0
Senior secured debt, net of cash	$1,888.9	$2,207.8		$1,946.4
Adjusted EBITDA	$1,022.2	$723.3	(a)	$913.9
Ratio of senior secured debt, net of cash, to Adjusted EBITDA	1.8x	3.1x		2.1x

Calculation of Ratio of Long-Term Obligations to Adjusted EBITDA

	May 1, 2009	May 2, 2008		January 30, 2009
Total long-term obligations	$4,136.7	$4,179.0		$4,137.1
Adjusted EBITDA	$1,022.2	$723.3	(a)	$913.9
Ratio of long-term obligations to Adjusted EBITDA	4.0x	5.8x		4.5x

Calculation of Ratio of Long-Term Obligations, net of Cash, to Adjusted EBITDA

	May 1, 2009	May 2, 2008		January 30, 2009
Total long-term obligations	$4,136.7	$4,179.0		$4,137.1
Less: cash	434.6	115.9		378.0
Total long-term obligations, net of cash	$3,702.1	$4,063.1		$3,759.1
Adjusted EBITDA	$1,022.2	$723.3	(a)	$913.9
Ratio of long-term obligations, net of cash, to Adjusted EBITDA	3.6x	5.6x		4.1x

(a) Includes the combined results of operations of the Predecessor for the period from May 5, 2007 through July 6, 2007 and the Successor for the period from July 7, 2007 through May 2, 2008. See footnote (a) to Reconciliation of EBITDA and Adjusted EBITDA to Net Income.

CONTACT:
Dollar General Corporation
Investor:
Emma Jo Kauffman, 615-855-5525
or
Media:
Tawn Earnest, 615-855-5209